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Exhibit 10.19

MERISANT WORLDWIDE, INC.

2004 ANNUAL INCENTIVE PLAN

        Merisant Worldwide, Inc., a corporation existing under the laws of the State of Delaware (the "Company"), hereby establishes and adopts the following 2004 Annual Incentive Plan (the "Plan") to provide incentive bonuses that are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.     PURPOSES OF THE PLAN

The purposes of the Plan are to provide incentive and financial rewards to executive officers of the Company and its Subsidiaries who, because of the extent of their responsibilities, can make significant contributions to the Company's success by their ability, industry, loyalty and exceptional services. Making the executive officers of the Company and its Subsidiaries participants in that success will advance the interests of the Company and its stockholders and will assist the Company and its Subsidiaries in attracting and retaining such executive officers.

2.     DEFINITIONS

        2.1   "Award" shall mean any amount granted to a Participant under the Plan.

        2.2   "Bank EBITDA" shall mean the Company's consolidated net income before interest expense, income tax expense and depreciation and amortization, without regard to (a) restructuring expenses not to exceed $8,000,000 in the aggregate, consisting of restructuring expenses incurred during the 12-month period ending July 31, 2004 and restructuring expenses incurred after July 31, 2004 not to exceed $4,000,000, (b) all other non-cash charges (excluding any such non-cash charge to the extent that it reprsents an accrual of or reserve for cash expenditures in any future period), (c) unrealized non-cash translation losses on indebtedness denominated in euro and (d) transaction expenses relating to the Company's proposed initial public offering of income deposit securities and related transactions that are expensed and not amortized, in each case as determined in accordance with United States generally accepted accounting principles and as reported on the Company's consolidated statement of operations, notes to the consolidated financial statements or management's discussion and analysis with respect to the consolidated financial statements, for the applicable Performance Period and as determined by the Committee in its sole discretion.

        2.3   "Board" shall mean the board of directors of the Company.

        2.4   "Certification" shall have the meaning set forth in Section 4.2.

        2.5   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        2.6   "Committee" shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder, subject to satisfying the requirements of Section 162(m) of the Code and the regulations thereunder.

        2.7   "Covered Employee" shall mean any executive officer of the Company or of any Subsidiary who is, or is or is likely to be, a "covered employee" within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

        2.8   "Eligible Participant" shall have the meaning set forth in Section 3.1.

        2.9   "Incentive Bonus" shall mean 1.0%, in the case of the Company's Chief Executive Officer and Chief Operating Officer, or 0.5%, in the case of each other Eligible Participant, of the Company's Bank EBITDA, on a consolidated basis, for a given Performance Period.

        2.10 "Participant" shall mean an Eligible Participant who is selected by the Committee pursuant to Section 4.1 to participate in this Plan with respect to a Performance Period.

        2.11 "Performance Period" shall mean the Company's fiscal year or such other period during a fiscal year that the Committee, in its sole discretion, may establish.

        2.12 "Proportionate Incentive Bonus" shall have the meaning set forth in Section 4.4.

        2.13 "Subsidiary" shall mean any corporation or other entity (other than the Company) of which more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors or other managers of such corporation or other entity, is owned by such corporation's or other entity's parent and/or one or more of the parent's other Subsidiaries.

3.     ELIGIBILITY AND ADMINISTRATION

        3.1.  Eligibility.    The individuals entitled to participate in the Plan shall be the Company's Chief Executive Officer, Chief Operating Officer, any other Covered Employee and any other executive officer of the Company or any Subsidiary selected by the Committee to participate in the Plan (each, an "Eligible Participant").

        3.2.  Administration.    (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be made and the Performance Period to which they relate; (iv) affirm the Incentive Bonus formula for each Participant in respect of Performance Periods and certify as to the amount of the Incentive Bonus for each Participant in respect of Performance Periods; (v) determine whether payment of Incentive Bonuses may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into or in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

        (b)   Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

        (c)   To the extent not inconsistent with applicable law or the rules and regulations of any national securities exchange or the Nasdaq National Market on which the Company's securities are listed or qualified for trading, including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.     AWARDS

        4.1.  Performance Period.    (a) Not later than 90 days after the commencement of each fiscal year of the Company, the Committee shall, in writing, designate one or more Performance Periods for such fiscal year, provided that any Performance Period of less than one year shall be designated no later than the date on which 25% of such Performance Period has elapsed, and shall (i) determine the Participants for such Performance Period(s), and (ii) affirm the Incentive Bonus for each Participant for such Performance Period(s).

        (b)   Unless otherwise specified by the Committee, if an Eligible Participant is selected by the Compensation Committee to be a Participant on a date that is after the date on which the actions specified in paragraph (a) above have occurred with respect to an applicable Performance Period, such Participant shall participate on a pro rata basis with respect to such Performance Period based upon the date on which such Participant is selected.

        4.2.  Certification.    As soon as reasonably practicable following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Incentive Bonus for each Participant for such Performance Period (the "Certification").

        4.3.  Payment of Awards.    The amount of the Award actually paid to a Participant shall be any amount equal to or less than the Incentive Bonus (including zero), as determined by the Committee in its sole discretion. The actual amount of the Award determined by the Committee for a Performance Period shall, subject to any deferral permitted by the Committee, be paid in cash to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period.

        4.4.  Termination of Employment.    If a Participant dies, retires or is Disabled, or if the Participant's employment is otherwise terminated during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Incentive Bonus for such Participant shall be proportionately reduced based on the period of actual employment during the applicable Performance Period (such amount, the "Proportionate Incentive Bonus"), and the amount of the Award actually paid to such a Participant shall be any amount equal to or less than the Proportionate Incentive Bonus (including zero), as determined by the Committee in its sole discretion.

5.     MISCELLANEOUS

        5.1.  Amendment and Modification of the Plan.    The Board may, from time to time, alter, amend or suspend the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, and may at any time terminate the Plan. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant's consent.

        5.2.  Section 162(m) of the Code.    Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

        5.3.  Tax Withholding.    The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

        5.4.  Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

        5.5.  Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

        5.6.  Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

        5.7.  Severability.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

        5.8.  Construction.    As used in the Plan, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        5.9.  Unfunded Status of the Plan.    The Plan is intended to constitute an "unfunded" plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        5.10. Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

        5.11. Effective Date of Plan.    The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

        5.12. Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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MERISANT WORLDWIDE, INC. 2004 ANNUAL INCENTIVE PLAN